SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

Quest Group International, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-26694	87-0681500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18 Technology, Suite 130
Irvine, California 92618
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (949) 336-7111

___________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.02 Termination of a Material Definitive Agreement

In connection with the disposal of the nutritional products business line, Quest Group International, Inc., a Nevada corporation (the “Company”), executed a termination agreement (the “Termination Agreement”) with Bateman Dynasty, LC, a Utah limited liability company (“Bateman”) on July 20, 2007, pursuant to which the Company’s obligations under the Revolving Loan and Security Agreement dated September 1, 2001, as amended on February 1, 2002, (the “Loan Agreement”) were terminated, and all promissory notes issued in connection with the Loan Agreement (the “Notes”) were cancelled, effective immediately.

Under the terms of the Loan Agreement, Bateman lent approximately $50,000 to the Company. This amount was subsequently repaid with interest at the rate of ten percent per annum. As additional consideration to lend the funds, Bateman (i) was entitled to quarterly payments equal to two percent of net sales in perpetuity during periods where the Company had pre-tax income in excess of $20,000 and was not otherwise indebted under its then current loan arrangements and (ii) was entitled to payments in perpetuity equal to (a) $5,000 per month which payment was due only when monthly net sales exceeded $100,000, (b) $10,000 per month in any month in which net sales exceeded $200,000, and (c) $20,000 per month in any month in which net sales exceeded $1,000,000. At the time the parties entered into the Loan Agreement, Bateman was the majority stockholder of the Company.

In accordance with the Termination Agreement, the Company paid to Bateman, and Bateman accepted, a sum of $184,631 as payment in full of all principal amounts, all accrued and unpaid interest and any payments, liquidated damages and other amounts owed to Bateman under the Loan Agreement and the Notes. The Termination Agreement further releases the Company and its affiliates from any claims arising from the Loan Agreement. The Company did not incur any material early termination penalties.

A copy of the Termination Agreement is attached as Exhibit 10.1 to this Report and is incorporated herein by this reference.

ITEM 3.02 Unregistered Sales of Equity Securities.

On July 20, 2007, the Board of Directors of the Company authorized the issuance of a warrant to Investor Media Group (“IMG”) to purchase up to 100,000 shares of the Company’s common stock, pursuant to a consulting agreement, as amended, dated July 12, 2007 between the Company and IMG. The warrant is divided into 4 tranches as follows:

Tranche	Number of Shares	Vesting Date	Strike Price
1	25,000	Immediately	$1.50
2	25,000	October 9, 2007	$1.50
3	25,000	January 10, 2008	$2.00
4	25,000	April 10, 2008	$2.00

The shares of common stock in the third and fourth tranches will not vest in the event either party gives the other party a thirty-day written notice of termination of the consulting agreement prior to January 8, 2008.

On July 20, 2007, the Company’s Board of Directors authorized the issuance of options to purchase 200,000 shares of common stock at $1.00 per share to Sharyar Baradaran, for his services as a non-employee director.

On July 20, 2007, the Company’s Board of Directors authorized the issuance of 50,000 shares of common stock (the “Consulting Shares”) to Paul Ketteridge, in consideration for his consulting services. These services will include advising the Company regarding compliance with Food and Drug Administration and other agency regulations, assisting the Company in obtaining regulatory approval for Company products, and advising the Company regarding new government regulations.  To the extent that Mr. Ketteridge provides less than 330 hours of service during the two-year term of the consulting arrangement, the Consulting Shares will be subject to forfeiture on a pro-rata basis. The Company also issued to Mr. Ketteridge an option to purchase 50,000 shares of common stock at an exercise price of $1.00 per share, 25,000 shares of which will vest upon receipt of the approval of the investigational new drug application for compounds by the Food and Drug Administration, and the remaining 25,000 shares of which will vest on the second year anniversary of the consulting agreement with Mr. Ketteridge.

The issuances of the securities described above are exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as transactions not involving a public offering. The Company did not engage in any general solicitation or general advertising in connection with the offer and sale of any of these securities.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Warrant issued to Investor Media Group, dated July 20, 2007.

10.1	Termination Agreement dated July 20, 2007, by and between Quest Group International, Inc. and Bateman Dynasty, LC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quest Group International, Inc.

Dated: July 26, 2007	By:	/s/ Kurt Brendlinger
Kurt Brendlinger, Chief Financial Officer